                                   EXHIBIT 2

                      CONVERTIBLE NOTE PURCHASE AGREEMENT
                      -----------------------------------

                               TABLE OF CONTENTS
                                                                Page


I.    BASIC TERMS OF PURCHASE AND SALE
      1.1   Purchase and Sale of Convertible Notes............    2
      1.2   Closing...........................................    2
      1.3   Payment and Delivery..............................    2
      1.4   Use of Proceeds...................................    2
      1.5   Subsequent Closings...............................    2
II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      2.1   Organization and Standing.........................    3
      2.2   Capitalization....................................    3
      2.3   Subsidiaries and Affiliates.......................    3
      2.4   Corporate Records.................................    3
      2.5   Authorization.....................................    3
      2.6   Valid Issuance....................................    4
      2.7   Financial Statements..............................    4
      2.8   Compliance with Law...............................    4
      2.9   Governmental and Third Party Consents.............    4
      2.10  Compliance with Other Instruments.................    4
      2.11  Litigation........................................    5
      2.12  Material Contracts................................    5
      2.13  Title to Property and Assets......................    5
      2.14  Taxes.............................................    6
      2.15  Patents, Trademarks, etc..........................    7
      2.16  SEC Reports.......................................    7
      2.17  Misleading Statements.............................    7
      2.18  Employees.........................................    7
      2.19  Employee Compensation Plans.......................    8
      2.20  Registration Rights...............................    8
      2.21  Certain Transactions..............................    8
      2.22  Stockholder Agreements............................    8
      2.23  Brokers or Finders................................    8
III.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
      3.1   Authorization.....................................    9
      3.2   Accredited Investor...............................    9
      3.3   Purchase Entirely for Own Account.................    9
      3.4   Disclosure of Information.........................    9
      3.5   Experience........................................    9
      3.6   Restricted Securities.............................    9
      3.7   Further Limitations on Disposition................   10

                      CONVERTIBLE NOTE PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                                  (continued)

      3.8   Legends.....................................................   10
      3.9   Brokers or Finders..........................................   11
IV.   CONDITIONS OF INVESTORS' OBLIGATIONS AT CLOSING
      4.1   Representations and Warranties True at Closing..............   11
      4.2   Performance.................................................   11
      4.3   Proceedings and Documents...................................   11
      4.4   Contribution Agreement......................................   11
      4.5   Registration Rights Agreement...............................   11
      4.6   Blue Sky....................................................   11
      4.7   Opinion of Counsel..........................................   11
      4.8   Board of Directors..........................................   11
      4.9   Legal Matters...............................................   12
      4.10  Voting Agreements...........................................   12
      4.11  SE Maricopa Drilling Commitment.............................   12
      4.12  Employment and Non-Compete Agreements.......................   12
      4.13  Indemnification Agreement...................................   12
      4.14  Forster Agreement...........................................   12
V.    CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING
      5.1   Representations and Warranties True at Closing..............   12
      5.2   Legal Matters...............................................   12
VI.   COVENANTS OF THE COMPANY
      6.1   Financial Information.......................................   13
      6.2   Additional Information......................................   13
      6.3   Confidentiality.............................................   14
      6.4   Assignment of Rights to Financial Information...............   15
      6.5   Taxes, Liens, Etc...........................................   15
      6.6   SEC Filings.................................................   15
      6.7   Board of Directors..........................................   16
      6.8   Issuance of Debt or Equity..................................   16
      6.9   Amendment of Certificate....................................   16
      6.10  D & O Insurance.............................................   16
      6.11  Conversion Price Adjustment.................................   16
VII.  MISCELLANEOUS PROVISIONS
      7.1   Further Assurances..........................................   16
      7.2   Rights Cumulative...........................................   17
      7.3   Number and Gender...........................................   17
      7.4   Notices.....................................................   17
      7.5   Captions....................................................   17
      7.6   Severability................................................   17
      7.7   Attorneys' Fees.............................................   17
      7.8   Counterparts................................................   18
      7.9   Entire Agreement............................................   18

                      CONVERTIBLE NOTE PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                                  (continued)

     7.10   Amendment...................................................   18
     7.11   Delays or Omissions.........................................   18
     7.12   Waiver and Extension of Time................................   18
     7.13   Governing Law; Jurisdiction.................................   19
     7.14   Successors and Assigns......................................   19
     7.15   Survival....................................................   19
     7.16   Majority Noteholders........................................   19
     7.17   Exhibits and Schedules......................................   19
     7.18   Legal Expenses..............................................   20
     7.19   Investor Investigation......................................   20
     7.20   Nomination and Selection of Investor-Designated Directors...   20

LIST OF EXHIBITS

Exhibit A                        Certificate of Designation

Exhibit B                        Form of Convertible Note

Exhibit C                        Form of Contribution Agreement

Exhibit D                        Form of Registration Rights Agreement

Exhibit E                        Form of Opinion of Company Counsel

Exhibit F                        Form of Voting Agreement


                               LIST OF SCHEDULES

Schedule 2.2                     Shareholders and Optionholders

Schedule 2.3                     Subsidiaries and Affiliates

Schedule 2.7                     Contingent Obligations and Liabilities

Schedule 2.12                    Material Contracts

Schedule 2.15                    Patents, Trademarks

Schedule 2.19                    Employee Compensation Plans

Schedule 2.20                    Registration Rights

Schedule 2.21                    Certain Transactions

                               CONVERTIBLE NOTE
                              PURCHASE AGREEMENT

          This Convertible Note Purchase Agreement (this "Agreement") is made and entered into as of October 26, 1998, by and among PYR Energy Corporation, a Delaware corporation (the "Company"), and the investors whose names and addresses are set forth on the signature pages to this Agreement (each individually an "Investor" and collectively "Investors").

                                R E C I T A L S
                                - - - - - - - -

          WHEREAS, the Company desires to raise additional capital to fund its operations by the sale of a series of preferred stock to the Investors; and

          WHEREAS, the Company's Certificate of Incorporation does not currently authorize the issuance of preferred stock by the Company; and

          WHEREAS, the Investors are willing to invest capital in the Company by initially purchasing $1,500,000 of Convertible Notes (as defined below), which Convertible Notes shall be convertible into shares of Series A Preferred Stock having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation, a copy of which is attached hereto as Exhibit A (the "Series A Preferred Stock"), upon the approval by the stockholders of the Company of the issuance of the Series A Preferred Stock; and

          WHEREAS, the Company desires to place with other investors up to $1,00,000 of Convertible Notes on the same terms and conditions set forth in this Agreement, and the Investors agree to such placement, subject to the terms set forth herein; and

          WHEREAS, the Company desires to issue and sell the Convertible Notes, to seek stockholder approval of the Series A Preferred Stock and, subject to obtaining stockholder approval, to convert the Convertible Notes into shares of Series A Preferred Stock, pursuant to the terms, and subject to the conditions, of this Agreement; and

          WHEREAS, each of the Investors desires to purchase from the Company the principal amount of Convertible Notes set forth on Schedule A hereto, and, subject to the Company obtaining stockholder approval for the Series A Preferred Stock to convert the Convertible Notes held into shares of Series A Preferred Stock, pursuant to the terms, and subject to the conditions, of this Agreement.

                                     TERMS
                                     -----

          NOW, THEREFORE, in consideration of the above recitals and promises made in this Agreement, the parties hereby agree as follows:

                                  SECTION I.
                        Basic Terms of Purchase and Sale
                        --------------------------------

   1.1  Purchase and Sale of Convertible Notes.  Upon the terms and conditions
        --------------------------------------
contained herein, each of the Investors agrees to purchase from the Company, at the Closing as defined in Section 1.2, and the Company agrees to issue and sell to each of the Investors, the principal amount of Convertible Notes in the form of Exhibit B hereto ("Convertible Notes") set forth on Schedule A hereto.

   1.2  Closing.  The closing of the purchase and sale of the Convertible Notes
        -------
hereunder (the "Closing") shall be held at the offices of O'Melveny & Myers, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660, at 10:00 A.M., on October 26, 1998, or at such other time and place as the parties agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

   1.3  Payment and Delivery.  At the Closing the Company shall deliver to each
        --------------------
of the Investors a Convertible Note in the principal amount which each Investor is purchasing from the Company, against delivery to the Company by each Investor of the purchase price by check payable to the order of Company or by wire transfer of funds to the Company's account.

   1.4  Use of Proceeds.  The net proceeds from the sale of the Convertible
        ---------------
Notes will be used by the Company for execution of its current business plan and other proposals approved by a majority vote of the authorized members of the Company's Board of Directors. Pending utilization for the above purposes, the Company shall invest the proceeds in short-term, interest-bearing government securities, certificates of deposit or their equivalents.

   1.5  Subsequent Closings.  Between the Closing Date and the date that is 45
        -------------------
days thereafter, the Company shall be entitled to sell up to $1,000,000 (the "Additional Amount") of additional Convertible Notes to other "accredited investors" (a "Subsequent Investor") as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; provided, that to the extent that Investors purchase more than $1,500,000 of Convertible Notes on the Closing Date, the Additional Amount eligible for sale to Subsequent Investors shall be reduced on a dollar-for-dollar basis by the amount of such excess over $1,500,000. In connection with any such sale, the Company shall obtain appropriate assurances that the proposed investor is "accredited" and shall not sell less than $100,000 of Convertible Notes to any such proposed investor. Notwithstanding the foregoing, the Company shall not sell any additional Convertible Notes if at the time of such proposed sale there has been a material positive change in the business or prospects of the Company since the Closing Date; provided that any sale occurring after a material negative change shall not be made unless and until such material negative change has been disclosed fully to the proposed purchaser. Each Subsequent Investor, if any, shall be bound by all of the terms and conditions of this Agreement, including each of the agreements attached as exhibits hereto, and shall execute and deliver to the Company and to each of the other Investors counterpart signature pages indicating the Subsequent Investor's agreement to be so bound. The Company shall deliver to each Investor with respect to each Subsequent Investor a revised Schedule A to this Agreement.

                                  SECTION II.
                 Representations and Warranties of the Company
                 ---------------------------------------------

   The Company hereby represents and warrants to each of the Investors, as follows:

   2.1  Organization and Standing.  The Company is a corporation duly organized,
        -------------------------
validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as now conducted and as proposed to be conducted. The Company is duly qualified to do business in all other jurisdictions in which the failure to so qualify would have a material adverse effect on its business or properties.

   2.2  Capitalization.  The authorized capital of the Company consists of:
        --------------

        (a)  Common Stock:  30,000,000 shares of Common Stock, $.001 par value.
             ------------
  There are presently 9,154,804 issued and outstanding shares of the Company's Common Stock. All outstanding shares of Common Stock were duly authorized, are fully paid and nonassessable, and were validly issued in accordance with federal and state securities laws.

        Except (i) with regard to the Series A Preferred Stock to be issued upon conversion of the Convertible Notes and (ii) as set forth in Schedule 2.2, no options, calls, warrants, conversion privileges, preemptive rights, rights of first refusal or other commitments or rights, of any character whatsoever, are presently outstanding or in existence with respect to the purchase or other acquisition of any of the authorized but unissued capital stock of the Company.

   2.3  Subsidiaries and Affiliates.  Except as set forth on Schedule 2.3
        ---------------------------
hereto, the Company has no subsidiaries and has no interest, direct or indirect, in any other corporation, joint venture, partnership, association or other entity.

   2.4  Corporate Records.  The corporate minute books of the Company made
        -----------------
available to the Investors are true, correct and complete in all material respects.

   2.5  Authorization.  All corporate action on the part of the Company, its
        -------------
officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Contribution Agreement (as defined) and the consummation of the transactions contemplated therein and for the authorization, issuance and delivery of the Convertible Notes, and the issuance of shares of Series A Preferred Stock upon conversion of the Convertible Notes (except for the stockholder approval of the Series A Preferred Stock) has been taken, and this Agreement, the Registration Rights Agreement and the Contribution Agreement, when executed and delivered, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar laws of general applicability relating to or affecting the enforcement of creditor's rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company has all requisite legal and corporate power to enter into this Agreement, the Registration Rights Agreement and

Contribution Agreement, to sell the Convertible Notes, to issue the Series A Preferred Stock, upon approval of the same by the Company's stockholders, and to carry out and perform its obligations under the terms thereof.

   2.6  Valid Issuance.  The Convertible Notes to be purchased by the Investors
        --------------
hereunder (and the Series A Preferred Stock issuable upon conversion of the Convertible Notes, and the Common Stock issuable upon conversion of the Convertible Notes or the Series A Preferred Stock, as the case may be) will, upon issuance pursuant to the terms hereof (or upon conversion of the Convertible Notes), be duly and validly issued, fully paid and nonassessable and will be free from any liens or encumbrances (except for the restrictions on transfer provided in this Agreement with respect to federal and state securities laws). Based in part upon the representations of the Investors in Section III of this Agreement, the Convertible Notes, the Series A Preferred Stock and the Common Stock when issued and delivered pursuant to this Agreement, will be issued in compliance with federal and all applicable state securities laws.

   2.7  Financial Statements.  The Company has provided to each of the Investors
        --------------------
complete and accurate copies of annual audited consolidated financial statements for the Company for the fiscal periods ended December 31, 1996 and August 31, 1997, and unaudited financial statements for the nine-month period ended May 31, 1998 (collectively, the Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved and fairly present the respective consolidated financial positions, results of operations, cash flows and stockholders' equity for each of the periods covered. The Company has no contingent obligations, or liability for taxes or long-term leases, which are not reflected in the Financial Statements or the footnotes thereto, or are not otherwise disclosed on Schedule 2.7.

   2.8  Compliance with Law.  The operations of the Company have not violated
        -------------------
any federal, state or local laws, regulations or orders, to the extent any such violation might have a material adverse effect upon the Company. The Company has all licenses, permits, certificates and authority from governmental agencies which are necessary for the conduct of its business, except for those which if not obtained would not have a material and adverse effect on the business or properties of the Company.

   2.9  Governmental and Third Party Consents.  All consents, approvals, orders,
        -------------------------------------
authorizations, registrations, qualifications, designations, declarations or filings with or from any federal or state governmental agency or authority or any other person or entity required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained except that any notices of sales of securities required to be filed with the Securities and Exchange Commission pursuant to Regulation D or the securities laws of any state pursuant to any applicable blue sky laws may be filed within the applicable periods for such filings.

   2.10  Compliance with Other Instruments.  The Company is not in violation of
         ---------------------------------
any provision of its charter documents or bylaws, and is not in violation in any material respect, of any mortgage, indenture, contract, agreement, instrument, judgment, decree or order, and is not in violation of any statute, rule or regulation applicable to the Company the violation of which would have a material and adverse affect on the properties or business of the Company.

The execution, delivery and performance of and compliance with this Agreement, and the sale of Convertible Notes (and the issuance of the Series A Preferred Stock upon conversion of the Convertible Notes and the issuance of Common Stock upon conversion of the Series A Preferred Stock) pursuant to the terms hereof, will not result in any violation or be in conflict with or constitute a default under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such provision.

   2.11  Litigation.  There are no actions, suits, proceedings, investigations
         ----------
or claims against the Company or any of its directors or officers which are pending, overtly threatened or reasonably to be expected nor, to the best of the Company's knowledge, any basis for any of foregoing. Neither the Company nor any of its directors or officers is a party or subject to the provisions of any order, writ, injunction or decree of any court or governmental agency or instrumentality and neither the Company nor any of its directors or officers has any plans to initiate any legal action.

   2.12  Material Contracts.  Attached hereto as Schedule 2.12 is a list of all
         ------------------
debt agreements or instruments pending or existing; agreements permitting security interests in or liens on assets (except for statutory purchase money security interests or liens); agent agreements; license agreements; agreements with officers, directors or employees; leases; contracts for the purchase of equipment with an aggregate purchase price in excess of $50,000; contracts or agreements or any other arrangements or understandings limiting the Company's or any of its officers' ability to compete in a business or geographic area; contracts or agreements which may materially and adversely affect the Company's business or assets or restrict any of its key employees in performing their responsibilities to the Company and its stockholders; and all other written or oral agreements, contracts, mortgages, indentures, leases, rental agreements and instruments, other than contracts for the purchase of equipment, with aggregate payment obligations of the Company in excess of $50,000 to which the Company is a party or by which it is bound. The Company has in all respects performed all obligations required to be performed by it to date under all of its contracts and, to the best of the Company's knowledge, no party to any such contract is in default. Copies of all such agreements listed on Schedule 2.12 have been and will continue to be made available to the Investors and their counsel.

   2.13  Title to Property and Assets.
         ----------------------------
         (a) Title to all the Company's oil and gas leases has been determined in a manner consistent with normal practices in the oil and gas industry including the following: (i) conducting a perfunctory title review at the time undeveloped properties are acquired, and (ii) obtaining a full title examination of the drill site prior to the commencement of drilling operations and curing any significant title defects before the undertaking of any drilling activities.

         (b) Except as set forth in Schedule 2.13, the Company has or will have
  (i) legal or equitable title to each producing oil and gas property that is adequate to assure the right to receive the portion of the revenues from the sale of production from such property equal to its net revenue or overriding royalty interest, or both, in each such property, and (ii) a currently effective division order title opinion with respect to each producing property in form and substance satisfactory to the Company.

         (c) Except as set forth in Schedule 2.13, each oil and gas property upon which drilling has commenced is free of any mortgage, pledge, lien, security interest, encumbrance, restriction, option or charge of any kind or any property interest of any person or entity, except for (i) those liens or other interests disclosed in the Company's balance sheet as of May 31, 1998,
  (ii) those imperfections of title, if any, that considered individually or in the aggregate do not materially reduce the value of such property, or impair the present or future exploitation or development of such property for the production of oil, gas and other hydrocarbons, whether undertaken by the Company or some third party on behalf of the Company, (iii) liens for current taxes not yet due and payable, (iv) any right to take production in kind, and
  (v) any other right or restriction pursuant to standard provisions considered as general industry practice and set forth in standard oil and gas A.A.P.L. Form 610-1989.

         (d) Based on the Company's perfunctory review of title for undeveloped oil and gas properties as described in Section 2.13(a) above, the Company is not aware of any mortgage, pledge, lien, security interest, encumbrance, restriction, option or charge of any kind or any property interest of any person or entity concerning the Company's undeveloped oil and gas properties, except for (i) those set forth in Schedule 2.13, (ii) those liens or other interests disclosed in the Company's balance sheet as of May 31, 1998, (iii) those imperfections of title, if any, that considered individually or in the aggregate do not materially reduce the value of such property, or impair the present or future exploitation or development of such property for the production of oil, gas and other hydrocarbons, whether undertaken by the Company or some third party on behalf of the Company, (iv) liens for current taxes not yet due and payable, (v) any right to take production in kind, and
  (vi) any other right or restriction pursuant to standard provisions considered as general industry practice and set forth in standard oil and gas A.A.P.L. Form 610-1989.

         (e) The Company has good and marketable title, free and clear of all liens and encumbrances, to all of its assets other than oil and gas properties, except: (i) the lien of current taxes not yet due and payable; and
  (ii) minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company taken as a whole, and which have not arisen otherwise than in the ordinary course of business. All leases pursuant to which the Company leases real or personal property, other than oil and gas properties, are valid and effective in accordance with their respective terms and, to the best of the Company's knowledge, there exists no default or other occurrence or condition which could result in a default or termination of any such lease.

   2.14  Taxes.  The Company has timely filed, or caused to be timely
         -----
filed, all federal, state and local tax returns for income taxes, franchise taxes, sales taxes, withholding taxes, property taxes and, to the best of the Company's knowledge, all other taxes of every kind whatsoever required by law to be filed, and all such tax returns are complete and accurate and in accordance with all legal requirements applicable thereto. The tax returns of the Company have never been audited by appropriate governmental authorities and the Company does not know of any additional tax liabilities, deficiencies or proposed adjustments for any period for which any such returns have been filed.

   2.15  Patents, Trademarks, etc. Except as set forth on Schedule 2.15, the
         -------------------------
Company owns or has the right to use, free and clear of all liens, charges, claims and restrictions, all patent rights, trademarks, service marks, trade names, copyrights, proprietary information, know-how, licenses and rights necessary to its business as now conducted or as proposed to be conducted, and will not, to the Company's knowledge, when so acting, infringe upon or otherwise act adversely to the right or claimed right of any person under or with respect to any of the foregoing. The Company is not a party to any agreement concerning the foregoing. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate, the proprietary or intellectual property rights of any other person or entity. The Company is not aware of any violation or infringement by a third party of any of the Company's licenses, trademarks, service marks, trade names, copyrights, trade secrets, patent rights or other proprietary rights.

   2.16  SEC Reports.  The Company has filed all reports required to be filed by
         -----------
it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, since August 6, 1997, including, without limitation, an Annual Report on Form 10-K for the year ended August 31, 1997 (collectively, the "SEC Documents"), and has previously furnished or made available to the Investors true and complete copies of all such SEC Documents. None of the SEC Documents, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated herein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   2.17  Misleading Statements.  No representation, warranty or statement by the
         ---------------------
Company in this Agreement nor in any statement or certificate furnished or to be furnished to any Investor pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is, to the best of the Company's knowledge, no fact, other than general oil and gas industry information or other information which is in the public domain and not specific to the Company or its business, which materially and adversely affects the business, prospects, condition, affairs or operations of the Company or any of its properties or assets which has not been disclosed to the Investors in this Agreement, the Schedules hereto or in the SEC Documents.

   2.18  Employees.  To the Company's knowledge, no employee of the Company is
         ---------
in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement with any third party, the terms of which would restrict the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or for any other reason, and the continued employment by the Company of its present employees will not result in any such violations. The Company has no oral employment agreements, other than at-will employment agreements, and no written employment agreements with any of its employees except as described in the Schedules attached hereto, and there are no strikes or other labor disputes against the Company pending or, to the best of the Company's knowledge, threatened. The Company is not a party to or bound by any collective bargaining agreement or other labor agreement with any bargaining agent (exclusive or otherwise) of any of its employees.

   2.19  Employee Compensation Plans.  Except as set forth on Schedule 2.19, the
         ---------------------------
Company is not a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, stock option or incentive plan or other employee compensation agreement, nor has the Company contracted or agreed to establish any such plan. Copies of any such plans and any agreements arising therefrom to which the Company is a party have been provided to the Investors and their respective counsel. The Company has complied with all applicable state and federal laws and regulations, including without limitation ERISA, with respect to each such plan.

   2.20  Registration Rights.  Except as contemplated by Section 4.5 of this
         -------------------
Agreement or as otherwise described on Schedule 2.20, the Company is not under any obligation to "register" any of its presently outstanding securities or any of its securities which may hereafter be issued. For the purposes of this Agreement, the term "register" refers to a registration effected by filing a registration statement in compliance with the Securities Act of 1933, as amended or the securities laws of any state.

   2.21  Certain Transactions.  Except as set forth in Schedule 2.21, the
         --------------------
Company is not indebted, either directly or indirectly, to any present or former stockholder, officer or director, or to any of their respective spouses or children, in any amount whatsoever, including, without limitation, any amounts due under any deferred compensation plan, other than for payment of salaries (but not deferred salaries) for services rendered, employee benefits and reasonable expenses incurred on the Company's behalf. No present or former officer, director or stockholder of the Company (nor any person in the immediate family of any such officer, director or stockholder) is indebted to the Company or has any material direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship with the Company or which competes with the Company. No officer, director or holder of any of its capital stock or any member of their immediate families, is, directly or indirectly, interested in any contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any person, firm or corporation.

   2.22  Stockholder Agreements.  Except as required by this Agreement, there
         ----------------------
are no agreements or arrangements between the Company and any of the Company's stockholders, or to the best of the Company's knowledge, between or among any of the Company's stockholders, which grant special rights with respect to any shares of the Company's capital stock or which in any way affect any stockholder's ability or right freely to alienate or vote such shares.

   2.23  Brokers or Finders.  Except for amounts payable by the Company to
         ------------------
William D. Forster, the Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                 SECTION III.
                Representations and Warranties of the Investors
                -----------------------------------------------

   Each of the Investors hereby severally, but not jointly, represents and warrants to the Company as follows:

   3.1  Authorization.  When executed and delivered by the Investor, this
        -------------
Agreement will constitute the valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of creditors' rights.

   3.2  Accredited Investor.  The Investor is an "Accredited Investor" within
        -------------------
the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act").

   3.3  Purchase Entirely for Own Account.  The Investor is acquiring the
        ---------------------------------
Convertible Note, the Series A Preferred Stock and the Common Stock hereunder for its own account for investment purposes only and not with a view to, or for resale in connection with, any "distribution" of all or any portion thereof within the meaning of the 1933 Act, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.

   3.4  Disclosure of Information.  The Investor has received and reviewed the
        -------------------------
Company's SEC Documents, press releases and corporate minutes and is familiar with the operations and prospects of the Company. In addition (but without limiting the effect of the Company's representations and warranties contained in this Agreement), the Investor has received all additional information it considers necessary or appropriate for deciding whether to purchase the Convertible Notes hereunder. Each Investor has been provided, to its satisfaction, the opportunity to ask questions of the Company's officers and directors concerning the business, plans, operations, management and financial condition of the Company and to obtain any additional information necessary to verify the accuracy of the information given to it.

   3.5  Experience.  The Investor is experienced in evaluating and investing in
        ----------
companies such as the Company. The Investor has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and can afford a complete loss of the purchase price.

   3.6  Restricted Securities.  Subject to the rights of the Investors under the
        ---------------------
Registration Rights Agreement, the Investor understands that the Convertible Notes are (and the Series A Preferred Stock to be issued upon conversion thereof and any Common Stock issued upon conversion of the Series A Preferred Stock will
be) characterized as "restricted securities" under the federal securities laws inasmuch as they are being, or will be, acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule

144 promulgated by the Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

   3.7  Further Limitations on Disposition.  Without in any way limiting the
        ----------------------------------
representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Convertible Notes (or of the Series A Preferred Stock issued upon conversion thereof or of Common Stock issuable upon conversion of the Series A Preferred Stock) except in compliance with applicable state securities laws and unless and until:

        (a) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

        (b) such disposition is made in accordance with Rule 144 under the 1933 Act; or

        (c) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel acceptable to Company counsel, that such disposition will not require registration under the 1933 Act and will be in compliance with applicable state securities laws.

   3.8  Legends.  Subject to the rights of the Investors under the Registration
        -------
Rights Agreement, it is understood that each certificate evidencing Convertible Notes purchased by the Investors hereunder or Series A Preferred Stock or Common Stock acquired upon conversion of the Convertible Notes or the Series A Preferred Stock (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) shall bear, in addition to any other legends which may be required by this Agreement or applicable state securities laws the following legend:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 144A UNDER THE ACT, THE HOLDER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS, OR THE COMPANY AND THE HOLDER OTHERWISE AGREE THAT THE TRANSFER MAY BE MADE WITHOUT VIOLATION OF THE ACT OR THE APPLICABLE STATE SECURITIES LAWS.

          3.9  Brokers or Finders.  Each Investor has not incurred, and will not
               ------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                  SECTION IV.
                Conditions of Investors' Obligations at Closing
                -----------------------------------------------

          The obligations of each of the Investors under Section 1.1 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          4.1  Representations and Warranties True at Closing.  The
               ----------------------------------------------
representations and warranties of the Company contained in Section II hereof shall be true when made and shall be true on and as of the Closing Date with the same effect as though such representations had been made on and as of the Closing Date.

          4.2  Performance.  The Company shall have performed and complied with
               -----------
all agreements and conditions contained herein required to be performed and complied with by it on or before the Closing Date, and, without limiting the generality of the foregoing, shall have obtained all consents, approvals, authorizations, registrations and qualifications referred to in Sections 2.9 and
4.6 on or before the Closing Date.

          4.3  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated at the Closing and all documents incident thereto shall be satisfactory in form and substance to each Investor.

          4.4  Contribution Agreement.  The Company shall enter into a
               ----------------------
Contribution Agreement in the form of Exhibit C hereto with each of the Investors identified as signatories to that agreement.

          4.5  Registration Rights Agreement.  The Investors and the Company
               -----------------------------
shall enter into a Registration Rights Agreement in the form of Exhibit D hereto.

          4.6  Blue Sky.  The Company shall have obtained all necessary Blue Sky
               --------
law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Convertible Notes and the issuance of the Series A Preferred Stock upon conversion of the Convertible Notes, and the Common Stock issuable upon conversion of the Series A Preferred Stock.

          4.7  Opinion of Counsel.  There shall have been delivered to each of
               ------------------
the Investors the opinion of Bearman Talesnick & Clowdus dated the Closing Date, in the form attached hereto as Exhibit E.

          4.8  Board of Directors.  As of the Closing Date, the Board of
               ------------------
Directors shall consist of no more than six members, including S. L. Hutchison and Bryce Rhodes.

          4.9  Legal Matters.  All matters of a legal nature which pertain to
               -------------
this Agreement and the transactions contemplated hereby shall have been approved by counsel to the Investors.

          4.10  Voting Agreements.  The Investors shall have received Voting
                -----------------
Agreements in the form of attached hereto as Exhibit F from each of D. Scott Singdahlsen and Robert B. Suydam.

          4.11  SE Maricopa Drilling Commitment.  The Company shall have
                -------------------------------
obtained the approval of Chevron USA to extend the commencement date for drilling of the initial test well on the SE Maricopa prospect, under the "School Road/Southeast Maricopa Project Areas Farmout" Agreement, between the Company and Chevron USA, to no earlier than June 30, 1999.

          4.12  Employment and Non-Compete Agreements.  Identified key employees
                -------------------------------------
and officers of the Company shall have entered into, confidentiality and non-compete agreements, in forms approved by the Investors.

          4.13  Indemnification Agreement.  The Company shall have entered into
                -------------------------
indemnification agreements with each of the Investor-designated board representatives, such agreements to be in a form approved by the Investors and their respective counsel, as well as the Company.

          4.14  Forster Agreement.  The Company shall reach an agreement with
                -----------------
William D. Forster with respect to a finder's fee payable to Mr. Forster in connection with the transactions contemplated by this Agreement, and such agreement shall provide for the payment of not more than $45,000, and the issuance of warrants to purchase not more than 175,000 shares of Common Stock of the Company, at an exercise price of $0.75 per share or greater. The agreement with Mr. Forster shall be subject to the reasonable approval of the Investors.

                                  SECTION V.
               Conditions of the Company's Obligations at Closing
               --------------------------------------------------

          The obligations of the Company under Section 1.1 of this Agreement are subject, at the option of the Company, to the fulfillment at or before the Closing of each of the following conditions:

          5.1  Representations and Warranties True at Closing.  The
               ----------------------------------------------
representations and warranties of each of the Investors contained in Section III hereof shall be true when made and shall be true on and as of the Closing Date with the same effect as though said representations and warranties had been made on and as of the Closing Date.

          5.2  Legal Matters.  All matters of a legal nature which pertain to
               -------------
this Agreement and the transactions contemplated hereby shall have been approved by the Company based on advice from its legal counsel.

                                  SECTION VI.
                            Covenants of the Company
                            ------------------------

          Until all the Series A Preferred Stock has been redeemed or converted into Common Stock, the Company hereby covenants and agrees as follows:

          6.1  Financial Information.  The Company will furnish the following
               ---------------------
reports to each Investor for so long as such Investor is a holder of any Series A Preferred Stock (or Common Stock issued upon conversion of the Series A Preferred Stock):

               (a) As soon as practicable after the end of each fiscal year, and in any event within one business day after such reports have been filed with the SEC (but in no event later than 106 days after the end of the Company's fiscal year), consolidated balance sheets of the Company and its subsidiaries, as of the end of such fiscal year, and consolidated statements of income and consolidated statements of changes in financial position of the Company and its subsidiaries, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by Wheeler, Wasoff and Company, the Company's current independent public accountants, or by other independent public accountants of reputable and recognized national standing selected by the Company;

               (b) As soon as practicable after the end of each of the first three fiscal quarters of the Company's fiscal year and in any event within one business day after such reports have been filed with the SEC (but in no event later than 51 days after the end of a quarter), consolidated and consolidating financial statements of the Company and its subsidiaries, as at the end of such quarter, for the period commencing at the beginning of the applicable fiscal year and ending with the end of such quarter (including a balance sheet, statements of income and retained earnings and a cash flow statement, in form reasonably satisfactory to the Investors), prepared in accordance with generally accepted accounting principles (except for the absence of accompanying notes and subject to normal year-end adjustments) and certified by the Chief Financial Officer or Chief Accounting Officer of the Company and the President of the Company.

               (c) Within one business day after such reports have been filed with the SEC, such other reports as the Company files with the SEC.

          6.2  Additional Information.
               ----------------------

               (a) So long as any Investor holds not less than $500,000 principal amount of Convertible Notes or 5,000 shares of the Series A Preferred Stock (or an equivalent number of shares consisting of Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock, which in the aggregate represent an initial investment of $500,000), as adjusted for recapitalizations, stock splits, stock dividends and the like, the Company will deliver to each such Investor the following:

                    (i) Prompt notice of all material threatened or commenced litigation or administrative proceedings, and of all labor controversies and material disputes with any employees or other third parties.

                    (ii) With reasonable promptness, such other information and data with respect to the Company and its subsidiaries as any such Investor may from time to time reasonably request.

               (b) For so long as an Investor is eligible to receive materials under this Section 6.2, it shall also have the right, at its expense, to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss their affairs, finances and accounts with their officers, all at such reasonable times and as often as may be reasonably requested.

          6.3  Confidentiality.
               ---------------

               (a)  Information Confidential and Not For Competitive or Other
                    ---------------------------------------------------------
     Use. Each Investor acknowledges that the information provided to the
     ---
     Investor pursuant to Sections 6.1 and 6.2 (except to the extent such information is filed with the SEC or otherwise publicly made available) and otherwise (collectively, the "Information") may include proprietary information and data, interpretations, innovative processes, trade secrets, marketing plans, and confidential or specialized data and/or other information relative to the business and proposed business of the Company. "Information" shall not include any information which is publicly available. Each Investor agrees and covenants with and unto the Company that that Investor will use the Information solely to evaluate that Investor's investment in the Company. Without limiting the foregoing, except as specifically authorized in writing by the Company or as required by law (including court order), in which latter event the respective Investor will immediately notify the Company of the requirement and reasonably assist the Company in contesting that requirement if requested by the Company, each respective Investor will not use any Information for that Investor's or any other person's or entity's benefit, including in any manner or for any purpose competitive with the business of the Company, and each respective Investor will not, at any time, disclose any of the Information to any other person, firm, corporation or other entity without the written consent of the Company, except for reasonable disclosure made by an Investor to its employees, consultants, limited partners, accountants or banks and only after such recipient agrees to be bound by the terms of this Section 6.3. Notwithstanding the provisions of this Section 6.3(a) to the contrary, if, and to the extent that any Leases are reassigned to one or more of the Investors pursuant to Section 1.3 of the Contribution Agreement, then those Investors shall be entitled to use Information related to such Leases.

               (b)  Inside Information.  Certain of the Information described in
                    ------------------
     Subsection 6.2(a) that the Company may furnish to the Investors and certain of the Investors' representatives may be material information concerning the Company and its operations that has not been included in publicly filed documents or otherwise been publicly disclosed (the "Non-Public Information"). Each Investor acknowledges that the Company is a corporation that is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934 (the "Exchange Act") and whose common stock is traded publicly. In this regard, each Investor recognizes that applicable U.S. federal securities laws impose restrictions concerning the use or disclosure of the Non-Public Information in connection with buying or selling, or discussing with others the possibility of buying or selling, the Company's securities. Each Investor agrees that it will not, and that it will ensure that any person having such Non-Public Information through it will not, buy or sell the Company securities, or discuss with others any Non-Public Information concerning the Company or the possibility or advisability of buying or selling the Company's securities, at any time that the respective Investor possesses Non-Public Information concerning the Company.

               (c)  Responsibility For Recipients Of Information.  Each Investor
                    --------------------------------------------
     shall be responsible and liable to the Company for the failure of that Investor or any other Person receiving the Information from that Investor to comply with any of the provisions of this Section 6.3.

               (d) Each Investor and the Company hereby confirm that any Information disclosed to the Investors, or any discussions held between the respective Investors and the Company, prior to the date of this Agreement shall be subject to the terms of this Section 6.3.

          6.4  Assignment of Rights to Financial Information.  The right granted
               ---------------------------------------------
pursuant to Section 6.1 and 6.2 may be assigned or otherwise conveyed, as part of an assignment or conveyance of Convertible Notes or Series A Preferred Stock, by an Investor or by a subsequent transferee of any such rights, subject to the satisfaction of the requirements prescribed herein for the holding of the requisite number of shares and subject to the obligations set forth in Section 6.3.

          6.5  Taxes, Liens, Etc.  The Company and its subsidiaries will
               -----------------
promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof is currently being contested in good faith by appropriate proceedings and if the Company has set aside on its books adequate reserves with respect thereto, and provided further, that the Company will pay all such taxes, assessments, charges, or levies promptly upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Company.

          6.6  SEC Filings.  Promptly after the Closing Date, but in no event
               -----------
later than December 18, 1998, the Company agrees to (a) file a registration statement (the "Registration Statement") with the Securities and Exchange Commission to register the resale of the maximum number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, plus the number of shares issuable assuming the Company elects to pay interest on the Convertible Notes and dividends on the Series A Preferred Stock by delivery of Common Stock for the three years after the Closing Date, plus the number of shares of Common Stock to be issued under the Contribution Agreement; and (b) file a proxy statement (or information statement) relating to the approval of the Series A Preferred Stock and an amendment to the Company's Certificate of Incorporation to limit the liability of directors for monetary damages. The Company agrees to amend and supplement the Registration Statement from time to time to keep it effective and to increase, as necessary, the number of shares registered thereunder to reflect any additional shares issuable as a result of conversion price adjustments or similar events, all in accordance with the terms of the Registration Rights Agreement.

          6.7   Board of Directors.  For so long as any of the Convertible Notes
                ------------------
remain outstanding, the Company shall not permit the number of members of the Board of Directors to exceed six members, except with the prior written approval of the holders of a majority in principal amount of the then outstanding Convertible Notes.

          6.8   Issuance of Debt or Equity.  For so long as any of the
                --------------------------
Convertible Notes remain outstanding, the Company shall not issue or incur any additional debt or issue equity securities, or options therefor, after the Closing Date, except with the prior written approval of the holders of a majority in principal amount of the then outstanding Convertible Notes.

          6.9   Amendment of Certificate.  As soon as practicable after the
                ------------------------
Closing Date, the Company agrees to present to, and seek approval of, the stockholders of the Company of a proposal to amend the Company's Certificate of Incorporation to limit the liability of directors for monetary damages, such Amendment to be in a form approved by the Investors and their counsel.

          6.10  D & O Insurance.  Promptly after the Closing date, the Company
                ---------------
agrees to use its reasonable best efforts to obtain and thereafter to maintain a directors' and officers' insurance policy covering any errors or omissions of the Company's directors and officers acting in such capacities, in a coverage amount of not less than $2.0 million, except that if the cost of such policy exceeds $40,000 per year, the coverage amount shall be reduced so that the cost of the policy does not exceed $40,000 per year. All board members shall be named as insureds under such policy.

          6.11  Conversion Price Adjustment.  If at any time during the 12-month
                ---------------------------
period after conversion of all of the Series A Preferred Stock into shares of Common Stock, the Company shall issue or sell Additional Shares of Common Stock (as defined in the Certificate of Designation for the Series A Preferred Stock) at a price below the Conversion Price for the Series A Preferred Stock in effect on the conversion date (the "Conversion Date"), then the Company agrees to issue additional shares of Common Stock to each of the Investors so that each Investor shall have received the number of shares of Common Stock which such Investor would have received had the Series A Preferred Stock remained outstanding, and an anti-dilution adjustment in the Conversion Price been made with respect to such issuance. All calculations under this Section 6.11 shall be made in accordance with the provisions of Section 4.4 of the Certificate of Designation, and all terms used in this Section 6.11 shall have the meanings given those terms in the Certificate of Designation as in effect on the Conversion Date notwithstanding the conversion of the Series A Preferred Stock.

                                 SECTION VII.
                            Miscellaneous Provisions
                            ------------------------

          7.1  Further Assurances.  Each party agrees to cooperate fully with
               ------------------
the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

          7.2  Rights Cumulative.  Each and all of the various rights, powers
               -----------------
and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

          7.3  Number and Gender.  All words and any variations thereof shall be
               -----------------
deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require or as otherwise appropriate in view of their context.

          7.4  Notices.  All notices, demands and requests required by this
               -------
Agreement shall be in writing and shall be deemed to have been given for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service from and to locations within the continental United States, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telecopier, addressed (a) if to the Company, at its address set forth on the signature page hereof; or (b) if to an Investor, at their addresses as set forth on Schedule A hereto. Any party hereto may from time to time by notice in writing served upon the others as provided herein, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

          7.5  Captions.  Captions are provided herein for convenience only and
               --------
they are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

          7.6  Severability.  The provisions of this Agreement are severable.
               ------------
The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

          7.7  Attorneys' Fees.  In any action at law or in equity to enforce
               ---------------
any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorney's fees, as set by the court and not by a jury, incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

          7.8  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts, each of which shall be deemed as an original; when executed, separately or together, all of such counterparts shall constitute a single original instrument, effective in the same manner as if all parties hereto had executed one and the same instrument.

          7.9   Entire Agreement.  This agreement (together with its Exhibits
                ----------------
and other documents referred to herein) is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior oral and written correspondence, conversations, negotiations, agreements and understandings relating to the same subject matter.

          7.10  Amendment.  This Agreement may be amended upon the written
                ---------
consent of the Company and the Investors (or their permitted assignees to whom Investors have expressly assigned their rights under this Agreement) holding at least a majority of the principal amount of the Convertible Notes (or, the Series A Preferred Stock upon conversion) voting as a single group (including, for such purposes, any shares of Common Stock issued upon conversion thereof) sold pursuant to this Agreement and then held by such Investors and such permitted assignees. All Investors and their permitted assignees shall be bound by any amendment effected pursuant to this Section 7.10, whether or not any such Investor or assignee consents to any such amendment.

          7.11  Delays or Omissions.  No delay or omission to exercise any
                -------------------
right, power or remedy of or by any holder of any Convertible Notes or Series A Preferred Stock, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of Convertible Notes or Series A Preferred Stock of any breach or default under this Agreement, or any waiver on the part of any such holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

          No delay or omission to exercise any right, power or remedy of or by the Company upon any breach or default of an Investor under this Agreement, shall impair any such right, power or remedy of the Company nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company of any breach or default under this Agreement, or any waiver on the part of the Company of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

          7.12  Waiver and Extension of Time.  Any party hereto may by a writing
                ----------------------------
signed by an authorized representative of such party: (i) extend the time for the performance of any of the obligations of another party; (ii) waive any inaccuracies in representations and warranties made by another party contained in this Agreement or in any documents delivered pursuant hereto; (iii) waive compliance by another party with any of the covenants contained in this Agreement or the performance of any obligations of such other party; or (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement; provided that no extension or waiver by any Investor shall be binding on any other Investor which has not also executed a similar extension or waiver and further provided that no Investor may extend the time for performance, or undertake a waiver of any nature, on behalf of another Investor, with respect to that other Investor's relationship, obligations, or other commitments or responsibilities to the Company. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          7.13  Governing Law; Jurisdiction.  This Agreement shall be governed
                ---------------------------
by and construed in accordance with, the laws of the State of California. All disputes among the Company and the Investors, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Los Angeles, California, and the courts to which an appeal therefrom may be taken. The Company waives any objection that it may have to the location of the court in which an Investor has commended proceeding, including, without limitation, any objection to the laying of venue or based on forum non conveniens.

          7.14  Successors and Assigns.  Except as otherwise provided herein,
                ----------------------
the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          7.15  Survival.  The respective representations and warranties given
                --------
by the Company and the Investors, as contained herein and in any certificates to be delivered at the Closing, shall survive the Closing Date and the issuance of the Convertible Notes, the Series A Preferred Stock and the Common Stock issuable upon conversion of the Convertible Notes or the Series A Preferred Stock without regard to any investigation made by any party. All statements as to factual matters contained in any certificates, exhibits or other instruments delivered by or on behalf of any party pursuant to the terms hereof or in connection with the transactions contemplated hereby shall be deemed, for all purposes, to constitute representations and warranties by such party under the terms of this Agreement given as of the date of such certificate or instrument.

          7.16  Majority Noteholders.  Whenever any action, waiver or consent
                --------------------
hereunder (collectively "Action") is required to be done, made or given by a majority of the holders of the Convertible Notes, such Action shall have been duly approved in accordance with the terms of this Agreement, if the holders of a majority in principal amount of the outstanding Convertible Notes consent to or approve such Action. No meeting of holders of Convertible Notes shall be required in connection with any consent or approval hereunder and any or all such Actions may be taken by written consent.

          7.17  Exhibits and Schedules.  All Exhibits and Schedules to this
                ----------------------
Agreement are incorporated herein by this reference as if fully set forth herein.

          7.18  Legal Expenses.  Each of the parties agrees to bear all of its
                --------------
own expenses, for legal counsel and otherwise, in connection with the negotiations, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

          7.19  Investor Investigation.  Each Investor acknowledges that it is
                ----------------------
not relying upon any person, firm or corporation (other than the Company and its officers and directors) in making its investment or decision to invest in the Company. Each of the Investors represents to each of the other Investors that it has been solely responsible for its own "due diligence" investigation of the Company and its management and business, and for its own analysis of the merits and risks of this investment. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents or employees of any such Investor shall be liable to any other Investor for any actions taken in connection with the purchase of Convertible Notes in accordance with the terms of this Agreement.

          7.20  Nomination and Selection of Investor-Designated Directors. Each
                ---------------------------------------------------------
of the Investors hereunder (including any Subsequent Investor) agrees with each of the other Investors hereunder that the rights of the Investors to nominate board members as set forth herein, in the Certificate of Designation after the issuance of the Series A Preferred Stock or otherwise after conversion of Series A Preferred Stock into Common Stock, and the selection of the board members so nominated shall be governed by the provisions of this Section. Each of the Investors agrees that Investor-designated nominees to the Company's Board of Directors shall be selected by a majority in interest of the then outstanding securities acquired by the Investors under this Agreement and the Contribution Agreement. For purposes of determining a "majority in interest" of the then outstanding securities, all then outstanding securities of the Company acquired under this Agreement or the Contribution Agreement, if not already converted into Common Stock of the Company, shall be converted into common stock equivalents based on the then applicable conversion ratio for such security ("Common Stock Equivalents"). The holders of a majority in interest of Common Stock and Common Stock Equivalents acquired under this Agreement and the Contribution Agreement shall be entitled to designate the board nominees described in Section 4.8 of this Agreement, Section 4.7 of the Certificate of Designation and in Section 1.1 of the Voting Agreement. Each of the Investors agrees to vote all of the Company's outstanding voting securities owned by him, her or it or which he, she or it has a right to vote in favor of the nominees selected in accordance with the provisions of this Section. Each of the Investors agrees that the provisions of this Section shall continue after the issuance of the Series A Preferred Stock, and shall control over provisions to the contrary, if any, then set forth in the Certificate of Designation. Any Investor transferring Series A Preferred Stock shall cause any transferee to acknowledge and agree to the provisions of this Section. The obligations set forth in this Section shall terminate and expire on October 15, 2008 or, if earlier, on the date that any such Investor has publicly sold shares of Common Stock acquired upon conversion of the Convertible Note or Series A Preferred Stock or issued under the Contribution Agreement, then on the date of such sale with respect to those shares.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

                                    THE COMPANY:

                                    PYR ENERGY CORPORATION,
                                    a Delaware corporation

                                    By:  ______________________________
                                         D. Scott Singdahlsen, President and CEO

                                    THE INVESTORS:

                                    Victory Oil Company

                                    By:  _________________________
                                         Name:
                                         Title:

                                    Whittier Trust Company, as trustee,
                                    of the below listed trusts

                                    By:  ________________________
                                         Name:
                                         Title:
                                    Laura-Lee Whittier Woods UDT 12/30/82
                                    Leland Whittier Woods UDT 12/30/82
                                    Laure Louise Woods UDT 9/30/66
                                    Laure Louise Woods UDT 12/30/82
                                    Kimberly Ann Osbom UDT 12/30/82
                                    Marcia Woodwar Hodges UDT 2/15/66
                                    Brett Edward Hodges UDT 12/30/82
                                    Sharon Whittier Hodges UDT 12/30/82
                                    Winifred Woodward Rhodes UDT 2/15/66
                                    Bryce Rhodes UDT 12/30/82
                                    Joanne W. Blokker UDT 2/15/66
                                    Joanne W. Blokker UDT 12/22/66
                                    Johan Frederick Blokker UDT 12/30/82
                                    Deborah Ann Solaini UDT 12/30/82
                                    Joan Ellen Solaini UDT 12/30/82
                                    Diane K. Solaini UDT 12/30/82
                                    Anne E. Wright UDT 2/16/66
                                    Anne E. Wright UDT 12/22/66
                                    Mary E. Hook UDT 2/15/66
                                    Mary K. Hook UDT 12/22/66

                              Whittier Trust Company of Nevada, as trustee, of the below listed trusts

                              By:  ________________________
                                   Name:
                                   Title:
                              Lucy Whittier UDT 12/30/82
                              Peter Paul Whittier UDT 2/15/66
                              Peter Paul Whittier UDT 12/30/82
                              Cheyenna Lynn Whittier UDT 12/30/82
                              Amanda W. Duff UDT 12/30/82
                              Paul Whittier Duff UDT 12/30/82
                              Brian M. Hodges Trust 82
                              Brian Mellor Hodges 12/30/82
                              Emery Wood Rhodes UDT 12/30/82
                              Adam Jess Rhodes UDT 12/30/82
                              Dominique Blokker UDT 12/30/82
                              Donna Wynne Solaini UDT 12/30/82
                              Donald Andrews Whittier UDT 12/30/82
                              Brian Edwin Whittier UDT 12/30/82
                              Gale Roberts Whittier UDT 12/30/82
                              Donja Blokker UDT 12/30/82

                              Whittier Trust Company, as agent,
                              of the below listed entities

                              By:  ________________________
                                   Name:
                                   Title:
                              MHW Corp. Bryce Rhodes
                              MHW Corp. Adam Rhodes
                              MHW Corp. Brett Hodges
                              MHW Corp. Sharon Bradford

                              Whittier Trust Company of Nevada, as agent, of the below listed entities

                              By:  ________________________
                                   Name:
                                   Title:
                              MHW Corp. Terry Joyner
                              MHW Corp. Emery Rhodes
                              MHW Corp. Brian Hodges



                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                         ____________________________________
                                         Dan T. Reiner


                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                         Crown Hill Trust


                                         By:  ________________________
                                                Name:
                                                Title:


                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                         Rubar Colorado, Inc.

                                         By:  ________________________
                                                Name:
                                                Title:


                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                         ____________________________________
                                         Victor Frandsen


                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                         ____________________________________
                                         S. L. Hutchison


                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                         Adventure Seekers Travel, Inc.

                                         By:  ________________________
                                                Name:
                                                Title:


                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                  SCHEDULE A

                                                                 Number of
                                                   Principal     Shares of
                                     Aggregate     Amount of     Series A
                                     Purchase     Convertible    Preferred
Investor                               Price         Note          Stock
--------                            -----------   ----------   -------------
Victory Oil Company                  $1,000,000   $1,000,000   10,000 shares
222 West Sixth Street
Suite 1010
San Pedro, California  90731
Facsimile No. (310) 519-7221
Attn:  John S. Peterson

Adventure Seekers Travel, Inc.       $   40,000   $   40,000      400
462 Stevens Avenue
Suite 105
Solana Beach, California 92075
Facsimile: (619) 792-7628
Attention:  Bryce W. Rhodes

S.L. Hutchison                       $   60,000   $   60,000      600
222 West Sixth Street
Suite 1010
San Pedro, California  90731
Facsimile No. (310) 519-7221

Dan T. Reiner                        $  250,000   $  250,000    2,500
3561 Fertile Valley Road
Newport, Washington 99156
Facsimile No.

Crown Hill Trust                     $  250,000   $  250,000    2,500
2000 East Lamar Boulevard
Suite 150
Arlington, Texas 76006
Facsimile No.  (817) 461-1881
Attention:  Hal R. Pettigrew

Rubar Colorado, Inc.                 $  100,000   $  100,000    1,000
815 Wellington Crescent
Winnepeg
Manitoba R3MOA7
Canada
Facsimile No.


Attention:  Rudi Barich

Victor Frandsen                      $  100,000   $  100,000    1,000
c/o Grubb & Ellis
One Tabor Center
Suite 2000
Denver, Colorado 80202
Facsimile No.:

Whittier Trust Company                         see attached list
Whittier Trust Company of Nevada
1600 Huntington Drive
South Pasadena, California 91030
Facsimile No. (626) 799-1814
Attn:  Steven Anderson

                                 SCHEDULE 2.2

                            Options, Warrants, Etc.
                            -----------------------


The following are options, calls, warrants, conversion privileges, preemptive rights, rights of first refusal or other commitments or rights, of any character whatsoever, presently outstanding or in existence with respect to the purchase or other acquisition of any of the authorized but unissued capital stock of the Company.

 .   Mar Ventures Inc. - 1997 Stock Option Plan

                                 SCHEDULE 2.3

                                 SCHEDULE 2.3

                          Subsidiaries and Affiliates
                          ---------------------------


None.

                                 SCHEDULE 2.4

                                 SCHEDULE 2.7

                     Contingent Obligations and Liabilities
                     --------------------------------------


In addition to the outstanding accounts payable incurred in the ordinary course of business, the following matters will be reflected on the PYR Energy Corporation Balance Sheet at fiscal year-end August 31, 1998:

 .   Payable to Western Geophysical Company in the approximate amount of
    $1,406,000, which represents the unpaid balance for costs related to 3-D seismic data acquired on the Company's Southeast Maricopa acreage.

 .   Payable to Interactive Earth Sciences Corporation in the approximate amount of $30,000, which represents consulting fees performed in relation to the Company's School Road project.

 .   Payable to Coherence Technology Company in the approximate amount of $42,000 for seismic data reprocessing charges related to the Company's School Road project.

                                 SCHEDULE 2.7

                                 SCHEDULE 2.12

                               Material Contracts
                               ------------------


 .   General Agreement for Acquisition of Geophysical Data between Western
    Geophysical, a division of Western Atlas International, Inc. and PYR Energy Corporation dated November 18, 1997.

 .   Participation Agreement Between  Seneca Resources Corporation and PYR Energy
    Corporation dated May 22, 1998.

 .   Exploration Agreement between Armstrong Resources, LLC, PYR Energy
    Corporation, Berkley Petroleum Corp., Paramount Resources Inc., Westminster Resources Ltd., Bellevue Resources Inc., Richland Petroleum Corporation, STB Energy Inc., Ceniarth, Inc., and Prima Energy Corp. dated January 30, 1998.

 .   School Road/Southeast Maricopa Prospect Areas Farmout Agreement between
    Chevron U.S.A. Production Company, a division of Chevron U.S.A. Inc. and PYR Energy, LLC dated March 15, 1997.

                                 SCHEDULE 2.12

                                 SCHEDULE 2.15

                              Patents, Trademarks
                              -------------------


None.


                                 SCHEDULE 2.15

                                 SCHEDULE 2.19

                          Employee Compensation Plans
                          ---------------------------


The following is a listing of any currently effective deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements, stock option or incentive plans or other employee compensation agreements:

 .   Mar Ventures Inc. - 1997 Stock Option Plan.

                                 SCHEDULE 2.19

                                 SCHEDULE 2.20

                              Registration Rights
                              -------------------


Pursuant to Subscription Agreements entered into in connection with a private placement of securities in July 1997, the Company granted registration rights to the purchasers of 4,095,000 shares of Common Stock and Common Stock Purchase Warrants (the "Warrants") to purchase up to an additional 4,095,000 shares of Common Stock. The registration rights provisions required the Company to file a registration statement within 60 days after the closing of the offering covering the sale or other transfer of the Common Stock acquired in the private placement and upon the exercise of the Warrants. In accordance with these obligations, the Company filed a registration statement with the Securities and Exchange Commission (Registration Number 333-38665), which registration statement was declared effective on November 28, 1997. The Warrants have now expired, with none having been exercised.

                                 SCHEDULE 2.20

                                 SCHEDULE 2.21

                              Certain Transactions
                              --------------------


None.

                                 SCHEDULE 2.21